                                  EXHIBIT 12.1
                       AMERICAN EXPRESS CREDIT CORPORATION
             (a wholly-owned subsidiary of American Express Travel
                         Related Services Company, Inc.)

          COMPUTATION IN SUPPORT OF RATIO OF EARNINGS TO FIXED CHARGES
                              (Dollars in millions)

                                        Nine Months
                                    Ended September 30,
                                        (Unaudited)                            Years Ended December 31,
                                 ---------------------------     ------------------------------------------------------
                                    2002         2001              2001       2000       1999       1998       1997
                                 ---------------------------     ------------------------------------------------------
Earnings:
Net income                           $150        $  235          $  277      $  286     $  223      $  237    $  212
Income tax provision                   77           119             140         150        120         128       114
Interest expense                      691         1,146           1,458       1,459      1,130       1,190     1,125
                                 ---------------------------     ------------------------------------------------------

Total earnings (a)                   $918        $1,500          $1,875      $1,895     $1,473      $1,555    $1,451
                                 ===========================     ======================================================

Fixed charges -
   interest expense (b)              $691        $1,146          $1,458      $1,459     $1,130      $1,190    $1,125
                                ============================     ======================================================
Ratio of earnings
   to fixed charges (a/b)            1.33          1.31            1.29        1.30       1.30        1.31      1.29

Note: Gross rentals on long-term leases were minimal in amount in each of the periods shown.